TRANSGLOBE ENERGY CORPORATION ANNOUNCES A CORPORATE UPDATE

AIM & TSX: “TGL” & NASDAQ: “TGA”

Calgary, Alberta, November 18, 2020 – TransGlobe Energy Corporation (“TransGlobe” or the “Company”) announces that Shore Capital Stockbrokers Limited (“Shore Capital”) has been appointed as Joint Broker with immediate effect; working alongside the Company's Nominated Adviser and Joint Broker, Canaccord Genuity.

About TransGlobe

TransGlobe Energy Corporation is a cash flow focused oil and gas exploration and development company whose current activities are concentrated in the Arab Republic of Egypt and Canada. TransGlobe’s common shares trade on the Toronto Stock Exchange and the AIM market of the London Stock Exchange under the symbol TGL and on the NASDAQ Exchange under the symbol TGA.

For further information, please contact:
TransGlobe Energy	Via FTI Consulting
Randy Neely, President and Chief Executive Officer
Eddie Ok, Chief Financial Officer

Canaccord Genuity (Nomad & Joint Broker)	+44 (0) 20 7523 8000
Henry Fitzgerald-O'Connor
James Asensio

Shore Capital (Joint Broker)	+44 (0) 207 408 4090
Jerry Keen
Toby Gibbs

FTI Consulting (Financial PR)	+44 (0) 20 3727 1000
Ben Brewerton	transglobeenergy@fticonsulting.com
Genevieve Ryan

Tailwind Associates (Investor Relations)

Darren Engels	darren@tailwindassociates.ca http://www.tailwindassociates.ca +1 403.618.8035 investor.relations@trans-globe.com http://www.trans-globe.com +1 403.264.9888